EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Agreement is made and entered into on February 12, 2015 and effective as of March 1, 2015 (the “Effective Date”) by and between Spark Networks, Inc., a Delaware corporation (the “Company”), and Robert O’Hare (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to retain Executive as Chief Financial Officer of the Company as of the Effective Date and Executive so desires to be retained.

NOW THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.EMPLOYMENT

(a)The Company hereby employs Executive as of the Effective Date to render services to the Company in the position of Chief Financial Officer. Executive shall perform such duties commensurate with his position, reporting to the Chief Executive Officer of the Company.

(b)Throughout the Term (as defined below), Executive shall devote his full business time and undivided attention to the business and affairs of the Company and its subsidiaries, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude Executive from engaging in charitable and public service activities provided such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement.

2.TERM

This Agreement shall commence on the Effective Date, and shall continue through December 31, 2015, unless earlier terminated, subject to the terms and conditions herein set forth (the “Term”).

3.COMPENSATION

For services rendered by Executive during the Term of this Agreement, and for his performance of all additional obligations of employment, the Company shall pay Executive as follows:

(a)Base Salary. During the Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $225,000 to be paid evenly over the course of the year in accordance with the Company’s standard payroll policies.

(b)Short-Term Annual Incentive. In addition to the Base Salary, Executive shall be eligible to receive a short-term annual incentive payment (“STI”) of up to $50,000 for 2015 based upon specific operational goals to be determined by the Chief Executive Officer.  These operational goals will be set and mutually agreed upon with the Executive no later than 45 days following the Executive’s start date.  In the event of termination by the Company for Cause (as defined in Section 4(e)) or by Executive without Good Reason (as defined in Section 4(e)), Executive shall not be eligible for any STI payment.  For all other terminations, payment of any STI shall be made at the discretion of the Chief Executive Officer.

(c)Economic Performance Incentive. Based upon Executive’s satisfaction of goals as determined by the Chief Executive Officer, Executive shall be granted restricted stock units (“RSUs”) in the Company under the Company’s 2007 Omnibus Incentive Plan (the “Plan”) based upon annually set tiered goals  related both to revenue levels and EBITDA levels.  For 2015, the tiers for the number of RSUs for which Executive may be eligible are as follows:

(i)Base: 12,000 RSUs

(ii)Goal: 24,000 RSUs

(iii)Stretch: 40,000 RSUs

Any such grant of RSUs shall vest on the one year anniversary following the close of the 2015 fiscal year (i.e., December 31, 2016). In the event of termination of employment by the Company without Cause (as defined in Section 4(e)) or by Executive for Good Reason (as defined in Section 4(e)), any granted but unvested RSUs shall continue to vest according to schedule; provided, that the provisions of Section 8 are not applicable..  In the event of termination for any other reason, any granted but unvested RSUs shall be forfeited.

(d)Moving Expenses. The Company shall reimburse Executive’s moving expenses up to $15,000.  Executive shall submit any such expenses to the Chief Executive Officer for approval.  Executive will receive tax gross-up payments relating to the reimbursement of moving expenses that are considered taxable.

(e)Benefits. Executive shall be entitled to participate, as long as he is an employee of the Company, in any and all of the Company’s present or future employee benefit plans, including without limitation pension plans, thrift and savings plans, insurance plans, and other benefits that are generally applicable to the Company’s executives; provided, however, that the accrual and/or receipt by Executive of benefits under and pursuant to any such present or future employee benefit plan shall be determined by the provisions of such plan.

(f)Business Expenses. Executive shall be reimbursed for all reasonable expenses incurred in connection with the conduct of the Company’s business upon presentation of evidence of such expenditures, including but not limited to travel expenses incurred by Executive in the performance of his duties and professional organization dues.

4.TERMINATION OF EMPLOYMENT.  Subject to the terms and conditions of this Section 4, either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 4(e)), during the Term. Any termination of Executive’s employment during the Term shall be communicated by written notice of termination from the terminating party to the other party (“Notice of Termination”). The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and a written statement of the reason(s) for the termination.  A Notice of Termination provided by either party shall not be effective for a period of thirty (30) days after receipt of such Notice of Termination by the other party.  In the event Executive’s employment is terminated by either party, for any reason, during the Term of Employment, the Company shall pay to Executive upon Executive’s termination of employment (i) the prorated Base Salary earned as of the date of Executive’s termination of employment, plus (ii) the accrued but unused vacation as of the date of Executive’s termination of employment, plus (iii) such STI payment to which Executive is eligible, subject to the terms of Section 3(b).  Any unvested equity interests held by Executive shall be forfeited upon the employment termination date, except as otherwise provided herein.  Except as otherwise provided in this Section 4 or in any other agreement between the Company and Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits in respect of the termination of Executive’s employment with the Company during the Term of Employment.

(a)Severance upon Involuntary Termination without Cause and Termination by Executive with Good Reason. In the event that the Company causes to occur an involuntary termination without Cause (as defined in Section 4(e)) or in the event that Executive resigns from employment with the Company for Good Reason (as defined in Section 4(e)) during the Term, Executive shall be entitled to a “Severance Package” that consists of the following: (a) a single cash lump-sum “Severance Payment” equal to $100,000, payment to be made on the thirtieth (30th) day following termination, (b) reimbursement of any COBRA payments paid by Executive in the twelve (12) month period following Executive’s termination of employment, and (c) a pro-rata granting of RSUs pursuant to Executive’s Economic Performance Incentive based on the number of days worked during the period of employment and on the Chief Executive Officer’s good faith evaluation of Executive’s performance. If any plan pursuant to which severance benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5) or the Company is otherwise unable to continue to cover Executive under its group health plans without substantial adverse tax consequences, then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).  Executive’s eligibility for any Severance Package shall be conditional on Executive executing, within the thirty (30)-day period following termination, a Separation Agreement that includes a general mutual release by the Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive not revoking the mutual general release within any legally required revocation period, if applicable. All legally required and authorized deductions and tax withholdings shall be made from the Severance Payment, including for wage garnishments, if applicable, to the extent required or permitted by law. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to receive additional Company contributions as an active participant in any retirement or benefit plan covering employees of the Company, but shall continue to have all rights under each such plan that are afforded to terminated employees and inactive participants.

(b)Effect of Death or Disability. In the event that Executive dies or terminates employment by reason of a Disability (as defined in Section 4(e)) during the Term of Employment, Executive shall be entitled to (i) payment of the unpaid prorated Base Salary earned as of the date of Executive’s death or Disability (the “Measurement Date”), and (ii) reimbursement of any COBRA payments paid by Executive or his estate or beneficiaries in the twelve (12) month period following the Measurement Date; provided, however, that if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5) or the Company is otherwise unable to continue to cover Executive under its group health plans without substantial adverse tax consequences, then an amount equal to each remaining premium payment shall thereafter be paid to Executive or his estate or beneficiaries as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). All legally required and authorized deductions and tax withholdings shall be made from the payments described in the previous sentence, including for wage garnishments, if applicable, to the extent required or permitted by law. Payment under this Section 4(b) shall be made not more than once, if at all. In addition, Executive or Executive’s estate shall have such rights with respect to Executive’s Membership Units as provided for in the Operating Agreement.

(c)Ineligibility for Severance. Executive shall not be entitled to any Severance Package under this Agreement, if at any time during the Term of Employment, either (a) Executive voluntarily resigns or otherwise terminates employment with the Company other than for Good Reason, or (b) the Company properly terminates Executive’s employment with Cause. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of the Company.

(d)Taxes and Withholdings. The Company may withhold from any amounts payable under this Agreement, including any benefits or Severance Payment, such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

(e)Definitions.

(i)“Cause” shall mean the occurrence during the Term of any of the following: (a) formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offense involving Executive’s moral turpitude under any applicable law, (b) gross negligence or willful misconduct by Executive in the performance of Executive’s material duties required by this Agreement and such negligence or misconduct has been communicated to Executive in the form of a written notice from the Chief Executive Officer, and that Executive has not substantially cured within thirty (30) days following receipt by Executive of such written notice; or (c) material breach of this Agreement by Executive which breach has been communicated to Executive in the form of a written notice from the Chief Executive Officer, and that Executive has not substantially cured within thirty (30) days following receipt by Executive of such written notice.

(ii)“Disability” shall mean, to the extent consistent with applicable federal and state law (including, without limitation Section 409A), Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for ninety (90) consecutive days or for a total of one hundred and eighty (180) days in any twelve (12) month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative, renders Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(iii)“Good Reason” shall mean the occurrence during the Term of Employment of any of the following: (a) a material breach of this Agreement by the Company which is not cured by the Company within thirty (30) days following the Company’s receipt of written notice by Executive to the Company describing such alleged breach; (b) Executive’s Base Salary, STI target or other bonus opportunity is reduced materially by the Company or the terms and conditions for equity agreements are not fully complied with by the Company; (c) a material reduction in Executive’s title, duties, authorities, and/or responsibilities; or (d) a requirement by the Company, without Executive’s consent, that Executive relocate to a location greater than thirty-five (35) miles from Executive’s place of residence.  Notwithstanding the above, the occurrence of any of the events described in the foregoing sentence shall not constitute Good Reason unless Executive gives the Company written notice, within thirty (30) calendar days after Executive has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute Good Reason and the Company thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice.

(iv)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) and all applicable guidance promulgated thereunder.

(f)Nonduplication of Benefits. Notwithstanding any provision in this Agreement or in any other Company benefit plan or compensatory arrangement to the contrary, (i) any payments due under either Section 4(a) or Section 4(b) shall be made not more than once, if at all, (ii) payments may be due under either Section 4(a) or Section 4(b), but under no circumstances shall payments be made under both Section 4(a) and Section 4(b), and (iii) Executive shall not be entitled to severance benefits from the Company other than as contemplated under this Agreement, unless such other severance benefits provide for larger benefits than under this Agreement.

(g)Statement Regarding Termination of Employment. In the event Executive’s employment is terminated without Cause, or Executive resigns for Good Reason, Executive and the Company will negotiate in good faith to reach an agreement on a statement reflecting a benign reason for termination or resignation.

5.NON-SOLICIT

(a)During Executive’s employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not knowingly, separately or in association with others, materially and substantially interfere with, impair, disrupt or damage the Company’s relationship with any of the customers of the Company with whom Executive has had contact by contacting them for the purpose of inducing or encouraging any of them to divert or take away business from the Company and to an enterprise that is in direct competition with the Company Business; provided, however, that none of the foregoing restrictions shall preclude Executive from being employed by a consulting, financial or advisory firm that provides any advice or services to a person, enterprise or business that is in competition with the Company so long as Executive does not personally provide such advice or services to the competing person, enterprise or business.

(b)During Executive’s employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not, knowingly, separately or in association with others, materially and substantially, interfere with, impair, disrupt or damage the Company’s business by directly contacting any Company officers or key employees for the purpose of inducing or encouraging them to discontinue their employment with the Company; provided, however, that the foregoing provisions shall not (i) restrict Executive from directly or indirectly making any general solicitation for employees, making a public advertising or participating in any job fairs or recruiting workshops or (ii) preclude Executive from soliciting and/or hiring any officer, key employee or other person at any time (A) in the case of voluntary terminations, later than six (6) months after such person’s termination of employment from the Company and (B) in the case of all other terminations, after such person’s termination of employment from the Company.

6.WITHHOLDING

All amounts payable hereunder which are or may become subject to withholding under pertinent provisions of law or regulation shall be reduced for applicable income and/or employment taxes required to be withheld.

7.INDEMNIFICATION; INSURANCE

(a)The Company shall indemnify the Executive in accordance with its Certificate of Incorporation and bylaws as in effect at the time the indemnification is applicable.  Executive shall promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment or offices with the Company.

(b)The Company agrees to purchase and maintain adequate Directors’ and Officers’ liability insurance from a reputable, nationally recognized and financially sound insurer with provisions that shall provide coverage for Executive as an, officer and employee as well as coverage as a former officer and employee following any termination of this Agreement. Such insurance shall inure to the benefit of Executive’s heirs, executors and administrators.

8.CHANGE IN CONTROL

(a)In the event of a Change in Control (as defined below), 100% of any RSUs granted to Executive under Section 3(c) that are not yet vested shall vest immediately upon such Change in Control.  If such Change in Control occurs prior to Executive being awarded any RSUs under Section 3(c), Executive shall be granted, and fully vested in, the “Stretch” number of RSUs (40,000 RSUs) immediately prior to such Change in Control becoming effective.

(b)“Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Securities Exchange Act) or group becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Securities Exchange Act) or has the right to acquire beneficial ownership, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets (including any equity interests in subsidiaries); (iii) the consummation of a liquidation or dissolution of the Company; (iv) the consummation of a merger, consolidation, business combination, scheme of arrangement, share exchange or similar transaction involving the Company and any other corporation (“Business Combination”), other than a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Business Combination or (v) any combination of the foregoing. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely as a result of (x) a repurchase or redemption of securities (which is open to all stockholders) by the Company done in the ordinary course of business and the purpose of which is not to effect a Change in Control or (y) a rights issue, recapitalization, capitalization, sub-division or consolidation or a share capital reduction and any other variation of the capital of the Company and/or rights in respect thereof, or capital distribution (being any distribution, whether in cash or in other specie, out of capital profits or capital reserves (including share premium account and any capital redemption reserve fund)) so long as in each instance it is done either as part of a reincorporation merger or in the ordinary course of business and in any event is not done to effect a Change in Control.

9.MISCELLANEOUS

(a)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without the Company’s written consent, provided that upon Executive’s death, Executive’s named beneficiaries, estate or heirs, as the case may be, shall succeed to all of Executive’s rights under this Agreement.

(b)Nonexclusivity Rights. Executive is not prevented from continuing or future participation in any Company benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company subject to the terms and conditions of such plans, programs, or practices.

(c)Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, with respect to employment of Executive and constitutes the entire Agreement with respect thereto. This Agreement cannot be altered or terminated orally and may be amended only by a subsequent written agreement executed by both of the parties hereto or their legal representatives, and any material amendment must be approved by a majority of the voting shareholders of the Company.

(d)Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement

(e)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(f)Litigation Costs and Expenses. In any action to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and costs, including the costs of enforcing a judgment.

(g)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions, which shall remain in full force and effect.

(h)Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(i)Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before three arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, in which case each party consents to the jurisdiction and venue of the state and federal courts located in Los Angeles, California. All forum costs related to such arbitration shall be borne by the Company.

(j)Notices. Any notices, requests or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

10.COMPLIANCE WITH CODE SECTION 409A

With respect to any compensation payable or benefits to be provided under this Agreement that are subject to Section 409A, this Agreement is intended to comply with the provisions of Section 409A. In furtherance of this intent, to the extent that any compensation payable or benefits to be provided under this Agreement are subject to Section 409A, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the parties agree to amend this Agreement further (if necessary) in order to avoid the adverse tax consequences of Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SPARK NETWORKS, INC.

By: /s/ Michael S. Egan
Name: /s/ Michael S. Egan
Title: Chief Executive Officer

ROBERT O'HARE

/s/ Robert O'Hare